Exhibit 99.1
Farmer Bros. Co. Reports Fiscal Third Quarter 2012 Results

Company’s Third Quarter Net Sales Increased 4% to $121.5 million
Third Quarter Loss from Operations Improved $10.4 million
TORRANCE, Calif.—(GLOBE NEWSWIRE)—May 8, 2012--Farmer Bros. Co. (NASDAQ: FARM) a leading manufacturer, wholesaler and distributor of coffee, tea and culinary products, today reported financial results for the three and nine months ended March 31, 2012.

“While we are pleased with our financial progress in the third quarter, we believe that there are still many opportunities for us to improve our business operationally and better position Farmer Bros. for long-term profitable growth,” said Farmer Bros. Co. President and CEO, Mike Keown. “We will continue to focus on reinvigorating our national direct store delivery operations, the pursuit of increased synergies from recent acquisitions, and further leverage our broad product offering for improved sales with new and existing customers. At the same time, we are intently focused on streamlining non-value added costs and expenses to create a more cost-efficient operating structure.”

Fiscal Third Quarter 2012 Results

Net sales for the third quarter of fiscal 2012 increased $4.8 million, or 4%, to $121.5 million from $116.7 million in the third quarter of the prior fiscal year. The increase in net sales was primarily due to increases in list prices of the Company’s coffee, cappuccino, cocoa and selected spice products.

“We are working to consistently improve our operating results as we focus on managing the controllable aspects of our business model,” stated Farmer Bros. Co. Chief Financial Officer, Jeffrey Wahba. “Going forward, we will continue to further increase our operating efficiencies and reduce operating expenses.”

Gross profit in the third quarter of fiscal 2012 increased $1.2 million, or 3%, to $43.1 million, as compared to $41.9 million in the third quarter of fiscal 2011. The gross profit increase is primarily due to the increase in sales and the $2.2 million reduction in cost of goods sold recorded to reflect the expected beneficial effect of the liquidation of LIFO inventory quantities, as compared to the same period in the prior fiscal year when no such effect was expected. Gross margin in the third quarter of fiscal 2012 remained flat at 36% compared to the third quarter of fiscal 2011.

Loss from operations for the third quarter of fiscal 2012 improved $10.4 million to $4.1 million compared to $14.5 million last year. This improvement was due to a $9.1 million decrease in operating expenses primarily due to lower payroll and related expenses associated from a reduction in the number of employees, savings from employee benefit plan restructuring and ongoing cost control measures.

Total other expense in the third quarter of fiscal 2012 was $2.0 million primarily due to net realized and unrealized derivative losses, compared to total other income of $1.3 million in the same period of the prior fiscal year, primarily due to net realized and unrealized derivative gains.

The Company recorded an income tax benefit of $0.6 million in the third quarter of fiscal 2012 compared to an income tax expense of $0.1 million in the same period of the prior fiscal year.

As a result of the forgoing factors, the Company recorded a net loss of $5.5 million, or $0.35 per common share, for the third quarter of fiscal 2012, compared to a net loss of $13.2 million, or $0.87 per common share, for the same period of the prior fiscal year.

Fiscal Nine Month 2012 Results

Net sales for the nine months ended March 31, 2012 increased $29.8 million, or 9%, to $374.5 million from $344.7 million in the comparable period of the prior fiscal year.

For the nine months ended March 31, 2012, the Company reported a net loss of $17.2 million, or $1.11 per common share, compared with a net loss of $32.0 million, or $2.13 per common share, for the comparable period in the prior fiscal year. Fiscal nine month 2012 results include a $4.3 million, or $0.29 per common share, non-cash charge for withdrawal from a multiemployer pension plan.

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with GAAP, we use certain non-GAAP financial measures, such as “Net income (loss) excluding LIFO impact,” “EBITDAE” and “Adjusted EBITDAE,” in assessing our operating performance. We believe these non-GAAP measures serve as appropriate measures to be used in evaluating the performance of our business.

We define “Net income (loss) excluding LIFO impact” as net income (loss) excluding the impact of LIFO charge or (credit). LIFO charge or (credit) includes: (1) the expected effect of the liquidation of LIFO inventory quantities as of the upcoming fiscal year end, prorated for the reporting periods and recorded in cost of goods sold, and (2) an estimate of the difference between cost of goods sold recorded on a last in, first out (“LIFO”) basis and cost of goods sold that would have been recorded if we had used the first in, first out (“FIFO”) method of inventory valuation. We believe the use of the LIFO method of inventory valuation for coffee, tea and culinary products results in a better matching of costs and revenues.

We define “EBITDAE” as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, ESOP and share-based compensation expense, non-cash impairment losses, non-cash pension withdrawal expense and net gains and losses from derivatives and investments. We reference this particular non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, incentive compensation is based on EBITDAE and we base certain of our forward-looking estimates on EBITDAE to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned EBITDAE. We define “Adjusted EBITDAE” as EBITDAE excluding the impact of LIFO charge or credit.

Net income (loss) excluding LIFO impact, EBITDAE and Adjusted EBITDAE as defined by us may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net loss and reported basic and diluted net loss per common share to net loss excluding LIFO impact and basic and diluted net loss per common share excluding LIFO impact, respectively:

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands, except share and per share data)	2012	2011	2012	2011
Net loss, as reported	$(5,501)	$(13,196)	$(17,195)	$(31,981)
LIFO (credit) charge:
Expected effect of liquidation of LIFO inventory quantities, net of taxes of zero (1)(2)(3)	(2,239)	—	(7,772)	—
Estimated difference between cost of goods sold on a LIFO basis vs. FIFO basis, net of taxes of zero (1)	(3,096)	10,045	6,186	16,775
Net loss, excluding LIFO impact	$(10,836)	$(3,151)	$(18,781)	$(15,206)
Weighted average common shares outstanding – basic and diluted	15,592,291	15,101,746	15,448,622	15,035,759
Net loss per common share, as reported – basic and diluted	$(0.35)	$(0.87)	$(1.11)	$(2.13)
Net loss per common share excluding LIFO impact – basic and diluted	$(0.69)	$(0.21)	$(1.22)	$(1.01)

Set forth below is a reconciliation of reported net loss to EBITDAE and Adjusted EBITDAE:

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2012	2011	2012	2011
Net loss, as reported	$(5,501)	$(13,196)	$(17,195)	$(31,981)
Income tax (benefit) expense	(577)	56	(171)	506
Interest expense	498	529	1,579	1,412
Depreciation and amortization expense	8,010	8,211	23,831	23,627
ESOP and share-based compensation expense	1,043	986	2,519	3,245
Pension withdrawal expense	—	—	4,348	—
Net loss (gain) on derivatives and investments	2,881	(444)	5,131	(3,034)
EBITDAE	$6,354	$(3,858)	$20,042	$(6,225)
LIFO (credit) charge:
Expected effect of liquidation of LIFO inventory quantities, net of taxes of zero (1)(2)(3)	(2,239)	—	(7,772)	—
Estimated difference between cost of goods sold on a LIFO basis vs. FIFO basis, net of taxes of zero (1)	(3,096)	10,045	6,186	16,775
Adjusted EBITDAE	$1,019	$6,187	$18,456	$10,550

________________________

(1)	There is no impact on income tax expense since we have recorded a 100% valuation allowance against deferred tax assets.

(2)
Actual valuation of inventory under the LIFO method is made only at the end of each fiscal year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must necessarily be based on management’s estimates of expected fiscal year-end inventory levels and costs. Because these estimates are subject to many forces beyond management’s control, interim results are subject to the final fiscal year-end LIFO inventory valuation.

(3)
In the interim periods of fiscal 2011, the effect of liquidation of LIFO inventory quantities was zero because year-end inventory levels were expected to be equal to or greater than the prior fiscal year and no liquidation of LIFO inventory quantities was anticipated.

About Farmer Bros. Co.
Founded in 1912 and currently celebrating its milestone centennial, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products through direct and brokered sales to food service establishments including restaurants, hotels, casinos, hospitals and food service providers, as well as retailers such as convenience stores, coffee houses, general merchandisers, private label retailers and grocery stores throughout the contiguous United States. Its product lines include roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soups, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. National foodservice brands include Farmer Brothers®, Superior®, Metropolitan®, Island Medley Iced Tea®, Farmer Brothers Spice Products™, Sierra Brand®, and Orchard Hills Estate™. Regional foodservice and retail brands include Cain’s®, Ireland® and McGarvey®. For more information, visit: www.farmerbros.com.
Forward-Looking Statements
Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like "anticipates," "estimates," "projects," "expects," "plans," "believes," "intends," "will," "assumes" and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, the impact of global climate change or legal or regulatory responses to such changes, changes in the quality or dividend stream of the third parties’ securities and other investment vehicles in which the Company has invested its assets, as well as other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net sales	$121,527	$116,732	$374,494	$344,702
Cost of goods sold	78,380	74,871	247,121	213,880
Gross profit	43,147	41,861	127,373	130,822
Selling expenses	37,909	43,311	110,361	130,098
General and administrative expenses	9,345	13,013	27,050	37,749
Pension withdrawal expense	—	—	4,348	—
Operating expenses	47,254	56,324	141,759	167,847
Loss from operations	(4,107)	(14,463)	(14,386)	(37,025)
Other (expense) income:
Dividend income	295	531	958	2,128
Interest income	63	32	99	144
Interest expense	(498)	(529)	(1,579)	(1,412)
Other, net	(1,831)	1,289	(2,458)	4,690
Total other (expense) income	(1,971)	1,323	(2,980)	5,550
Loss before taxes	(6,078)	(13,140)	(17,366)	(31,475)
Income tax (benefit) expense	(577)	56	(171)	506
Net loss	$(5,501)	$(13,196)	$(17,195)	$(31,981)
Net loss per common share — basic and diluted	$(0.35)	$(0.87)	$(1.11)	$(2.13)
Weighted average common shares outstanding — basic and diluted	15,592,291	15,101,746	15,448,622	15,035,759
Cash dividends declared per common share	$—	$—	$—	$0.175

Source: Farmer Bros. Co.
Investor Contact:
Jeffrey Wahba, Chief Financial Officer (310) 787-5241